Exhibit 99.1

December 21, 2018
For more information contact:
Steve P. Foster, CEO or
Robert C. Haines II, Executive VP & CFO
at 800-344-BANK

TO ALL MEDIA:
FOR IMMEDIATE RELEASE

RE: LCNB Corp. Announces Board Appointment

Lebanon, Ohio: LCNB Corp. (Symbol: LCNB) The Board of Directors of LCNB Corp. and its wholly owned subsidiary, LCNB National Bank, at their meeting on Monday, December 17, 2018, accepted the resignation of long time board member George L. Leasure and appointed Mary E. Bradford to fill his term through 2020. She will be sworn in at the January Board meeting.

Ms. Bradford is a retired IT executive who spent 31 years with GE Aviation in Evendale, Ohio. She brings extensive experience in leading international teams implementing information technology solutions for the Finance, Engineering, Supply Chain, Military and Commercial sales teams at GE.

Ms. Bradford is a Phi Beta Kappa graduate of Miami University in Oxford, Ohio, and holds an MBA with a concentration in Information Systems from Xavier University in Cincinnati, Ohio.

Mr. Leasure joined the Board in 1994. He founded GMi Companies (formerly Ghent Mfg., Inc.) in 1976 and currently serves as Chairman and Director. Mr. Leasure served on the LCNB Corp. Bond Committee, Loan Committee, Compensation Committee, Nominating Committee and the Trust Investment Committee.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. LCNB National Bank is its wholly-owned FDIC insured subsidiary with 35 offices located in Butler, Clinton, Clermont, Fayette, Franklin, Hamilton, Montgomery, Preble, Ross, and Warren, Counties, Ohio. Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank can be found on the Internet at www.LCNB.com.